Exhibit 10.1

Execution Version

RESTRUCTURING AND EXCHANGE AGREEMENT
THIS RESTRUCTURING AND EXCHANGE AGREEMENT (this “Agreement”), dated as of February 24, 2026 (the “Effective Date”), is entered into by and among MariMed Inc., a Delaware corporation (the “Company”), and Navy Capital Green Management, LLC, a Delaware limited liability company, as discretionary investment manager of Navy Capital Green Fund, LP, Navy Capital Green Co-Invest Fund, LLC, and Navy Capital Green Holdings II, LLC (such funds, collectively, “Navy”).
RECITALS
WHEREAS, on February 27, 2020, the Company, Navy Capital Green Fund, LP and Navy Capital Green Co-Invest Fund, LLC entered into that certain Exchange Agreement (the “Exchange Agreement”) pursuant to which the Company issued Four Million Nine Hundred and Eight Thousand Three Hundred and Thirty-Three (4,908,333) shares of Series B Stock at Three Dollars ($3.00) per share, representing an aggregate value of Fourteen Million Seven Hundred Twenty-Five Thousand Dollars ($14,725,000) (the “Existing Shares”) to Navy. A portion of the Existing Shares was subsequently transferred by Navy Capital Green Fund, LP to Navy Capital Green Holdings II, LLC in 2024. The Existing Shares are convertible into common stock on a one-for-one basis at the option of Navy at any time on or prior to February 28, 2026;
WHEREAS, on February 27, 2020, the Company and Navy entered into (A) a Promissory Note in favor of Navy Capital Green Fund, LP in the principal amount of Three Million Seven Hundred Forty-Two Thousand Five Hundred Dollars ($3,742,500), and (B) a Promissory Note in favor of Navy Capital Green Co-Invest Fund, LLC in the principal amount of Six Hundred Seventy-Five Thousand Dollars ($675,000) (collectively, the “Existing Notes”);
WHEREAS, pursuant to the Exchange Agreement, on February 28, 2026, all of the Existing Shares will be subject to mandatory conversion provisions pursuant to which, if the sixty (60)-day VWAP exceeds Fifty Cents ($0.50) per share, the Company may convert the Existing Shares at a price equal to Three Dollars ($3.00) divided by the VWAP, redeem all Existing Shares at Three Dollars ($3.00) per share, or elect a combination of conversion and cash redemption such that the total value delivered equals Fourteen Million Seven Hundred Twenty-Five Thousand Dollars ($14,725,000) (the “Existing Obligations”). The Company has requested, and Navy has agreed to restructure the Existing Obligations pursuant to the terms set forth herein;
WHEREAS, in connection with such restructuring, the Company has requested, and Navy has agreed, that Navy shall be deemed to have extended a loan to the Company in an aggregate principal amount of Eight Million Dollars ($8,000,000) (the “Loan”), evidenced by: (1) the Promissory Note 1 dated as of the date hereof in the original principal amount of Two Million Dollars ($2,000,000) (“Note 1”) and (2) the Promissory Note 2 dated as of the date hereof in the original principal amount of Six Million Dollars ($6,000,000) (“Note 2”, together with Note 1, the “Notes”), each of which are guaranteed by certain affiliates of the Company as set forth in that certain Subsidiary Guaranty dated as of the date hereof (together with this Agreement, the Series B Certificate of Designation, the Notes, and all such other agreements, schedules, exhibits, certificates, and other documents contemplated hereby and thereby the

“Transaction Documents”). Note 1 is attached hereto as Exhibit A-1, and Note 2 is attached hereto as Exhibit A-2; and
WHEREAS, as additional consideration for the Loan, and pursuant to the terms and conditions of this Agreement, the Company has agreed to issue to Navy Twenty-Six Million Nine Hundred Thousand (26,900,000) shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”), having the rights, preferences and privileges set forth in the amended and restated certificate of designation to be filed with the Secretary of State of the State of Delaware in connection herewith (the “Series B Certificate of Designation”);
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereto hereby agree as follows:
Section 1.Restructuring; Exchange; Issuance of Notes.
(a)As of the Effective Date, subject to the performance by the Company of its obligations set forth in Section 1(b) and satisfaction of the other conditions set forth herein, Navy hereby agrees to:
(i)Execute this Agreement and each other Transaction Document as applicable, in exchange for cancelling the Existing Notes; and
(ii)surrender, cancel, or cause to be cancelled all Existing Shares, free and clear of all liens other than restrictions arising under applicable securities laws.
(b)The Company hereby agrees to:
(i)upon execution and delivery of this Agreement, file an amended and restated Series B Certificate of Designation, substantially in the form attached hereto as Exhibit B, which shall amend and restate the certificate of designation filed by the Company on February 27, 2020;
(ii)upon confirmation that the Series B Certificate of Designation has been so filed, immediately issue and deliver to Navy stock certificates representing all of the Series B Preferred Stock, registered in the names set forth on Schedule 1 hereto and bearing the legend specified in Section 3(e);
(iii)on or prior to the Effective Date, deliver to Navy, in satisfactory form and substance, each of the following:
a)each duly executed Transaction Document;
b)a certificate from a responsible officer of the Company as to (A) the solvency of the Company and its Subsidiaries (after giving effect to the transactions contemplated by the Transaction Documents on a consolidated basis; and the (B) non-existence of any default or Event of Default (as such term is defined in the Notes) or Material Adverse Effect;
c)receipt of all third-party consents, if any, required to consummate the transactions contemplated hereby;
d)a legal opinion of counsel to the Company in substantially the form attached hereto as Exhibit C; and

e)true, complete and correct copies of such agreements, schedules, exhibits, certificates, and other documents, as they shall have been reasonably requested on or prior to the Effective Date in connection with or relating to the transactions contemplated hereby.
(iv)
(v)Within three (3) Business Days of the Effective Date, pay, by wire transfer of immediately available funds (or deduction from the purchase price of the Notes), all costs, expenses, fees and out-of-pocket expenses to date and required to be paid by the Company pursuant to Section 8 hereof.
(vi)
(c)The obligations of Navy to consummate the transactions contemplated herein and in the other Transaction Documents are subject to the satisfaction or waiver of the following conditions:
(i)Evidence in form and substance reasonably satisfactory to Navy that all conditions contemplated in Sections 1(a) and 1(b) have been satisfied;
(ii)confirmation of the availability of an exemption from registration under Regulation D and applicable state securities laws for the issuance of the Notes and the Series B Preferred Stock; and
(iii)no Governmental Entity shall have issued any order, injunction or other restraint prohibiting the consummation of the transactions contemplated hereby.
Section 2.The Company’s Representations and Warranties. The Company hereby represents and warrants to, and covenants with the Navy as follows:
(a)Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. Each Subsidiary (as defined below) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is qualified to do business as a foreign entity in each jurisdiction in which such qualification is required, except where failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” means: (a) a material adverse effect on the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of the Company and the Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement. Schedule 2(a) sets forth each direct or indirect significant subsidiary of the Company (each a “Subsidiary” and collectively, the “Subsidiaries”).
(b)Authorized Capital Stock. As of the date hereof and prior to the consummation of the transactions contemplated hereby, the Company’s authorized capital stock is as set forth on Schedule 2(b). The issued and outstanding shares of the Company’s Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. The Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any agreements or commitments to issue or sell, shares of capital stock or other securities of the Company and there are no agreements or commitments obligating the Company to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933, as amended (the “Securities Act”), or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, rights of first offer, buy-sell rights, co-sale rights or “drag-along” rights) of any securities of the Company. Except as set forth in Schedule 2(a), with respect to each Subsidiary, (i) the Company owns 100% of each such Subsidiary’s capital stock or other equity securities, (ii) all the issued and outstanding shares of each such Subsidiary’s capital stock or other equity securities have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, (iii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of any Subsidiary’s capital stock or other equity securities, and (iv) there are no agreements or commitments obligating any Subsidiary to repurchase, redeem, or otherwise acquire capital stock or other equity securities or other securities of the Company or any such Subsidiary. The Company does not directly or indirectly own, or have a right to acquire, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person, other than the Subsidiaries. For purposes of this Agreement, the term “Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.
(c)Issuance, Sale and Delivery of the Shares. When issued, delivered and paid for in accordance with the terms hereof, the Series B Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable, shall have the rights, preferences and limitations set forth in the Series B Certificate of Designation and shall be free and clear of all liens, claims, encumbrances and restrictions, except as imposed by applicable securities laws. Upon the conversion of the Series B Preferred Stock pursuant to the terms of the Series B Certificate of Designation, the Conversion Shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all liens, claims, encumbrances and restrictions except as imposed by applicable securities laws. No further approval or authorization of the Board of Directors of the Company (the “Board”) will be required for the issuance and sale of the Series B Preferred Stock to be sold by the Company pursuant to the terms hereof or for the issuance of the Conversion Shares upon the conversion of the Series B Preferred Stock pursuant to the terms of the Series B Certificate of Designation.
(d)Due Execution, Delivery and Performance of the Transaction Documents. The Company and each of its Subsidiaries that are party to the Transaction Documents have full legal right, corporate power and authority to authorize, execute and deliver each Transaction Document to which it is a party, and perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. Each of the Company’s Subsidiaries has full legal right, corporate or other entity power and authority to authorize, execute and deliver the Subsidiary Guaranty and all such other Transaction Documents to which it is a party. The execution and delivery of the Transaction Documents, the performance of the Company and its Subsidiaries’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company and its Subsidiaries. The execution and performance of the Transaction Documents by the Company and the Subsidiaries and the consummation of the transactions therein contemplated will not (i) violate any provision of the organizational documents of the Company or its Subsidiaries, (ii) result in the creation of any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, restriction, adverse claim, interference or right of third party of any nature upon any material assets of the Company or its Subsidiaries pursuant to the terms or provisions of, conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under, any material agreement, commitment, undertaking, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument of any nature to which the Company or the Subsidiary is a party or by which the Company or its properties, or its Subsidiaries or its Subsidiaries’ properties, may be bound or affected, or (iii) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental or quasi-governmental body applicable to the Company or its Subsidiaries or any of their respective properties. No consent, approval, authorization, order, filing with, or action by or in respect of any court, regulatory body, administrative agency or other governmental or quasi-governmental body is required for the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, other than such as have been made or obtained and except for compliance with the Blue Sky laws and federal securities laws. Upon their execution and delivery, and assuming the valid execution thereof by Navy, the Transaction Documents will constitute valid and binding obligations of the Company and its Subsidiaries, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(e)No Stockholder Approval. The Company is not required to seek or obtain any approvals of its stockholders in connection with entering into the Transaction Documents and the consummation of the transactions contemplated thereby.
(f)Valid Offering; No Tender or Exchange Offer. Assuming the representations and warranties of Navy contained herein are true and complete, the offer, exchange, and issuance of the Series B Preferred Stock and the Notes is, and the issuance of the Conversion Shares will be, exempt from (i) the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities Laws, and (ii) the reporting and other requirements of Section 14(d), Section 14(e) and Section 13(e) of the Exchange Act, and Rules

14D, 14E and 13e-4 promulgated thereunder. Neither the Company nor any Person acting on its behalf will knowingly take any action that would cause the loss of any such exemption.
(g)Litigation. There are no judicial, administrative, arbitral or mediation-related actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Entity pending or, to the knowledge of the Company or its Subsidiaries, threatened that are reasonably likely to prohibit or restrain the ability of the Company or its Subsidiaries to enter into this Agreement or consummate the transactions contemplated hereby.
(h)No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by the Company to arise, between the Company and any accountants and/or lawyers formerly or presently engaged by the Company. The Company is current with respect to fees owed to its accountants and, except for any past-due amounts that may be owed in the ordinary course of business, its lawyers.
(i)SEC Filings; Financial Statements.
(i)The Company has filed all forms, reports and documents required to be filed with the United States Securities and Exchange Commission (the “SEC”) since January 1, 2021, all of which are available to Navy on the website maintained by the SEC at http://www.sec.gov (the “SEC Website”). All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein collectively as the “Company SEC Reports”. In addition, all documents filed as exhibits to the Company SEC Reports are available on the SEC Website. All documents required to be filed as exhibits to the Company SEC Reports have been so filed. As of their respective filing dates, the Company SEC Reports (A) complied in all material respects with the requirements of the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (B) did not at the time they were filed (or if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is engaged only in the business described in the Company SEC Reports and the Company SEC Reports contain a complete and accurate description in all material respects of the Company’s and the Subsidiaries’ business.
(ii)Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”) (A) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (B) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (C) fairly presented in all material respects the consolidated financial position of the Company and the subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are reasonably expected to be subject to normal and recurring year-end adjustments. There has been no material change in the Company’s accounting policies except as described in the notes to the Company Financials. The balance sheet of the Company contained in the Company SEC Report for the quarter ended September 30, 2025, is hereinafter referred to as the “Company Balance Sheet.” Neither the Company, nor any Subsidiary, has incurred any obligations or liabilities (absolute, accrued, contingent or otherwise) of any nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, operations, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, except liabilities (X) reflected on, reserved against, or disclosed in the notes to the Company Balance Sheet, or (Y) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice.
(iii)The Company has heretofore made available to Navy complete and correct copies of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.
(j)Absence of Certain Developments. Except as set forth on Schedule 2(j) or as expressly contemplated by this Agreement, since September 30, 2025 through the date hereof, (i) the Company has conducted business only in the ordinary course of its business, (ii) there has not been any Material Adverse Effect; (iii) the Company has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than in the ordinary course of business; (iv) other than pursuant to this Agreement, the Company has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (v) the Company has not made any loan, advance or capital contribution to or investment in any Person or entity; (vi) the Company has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (vii) the Company has not waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (viii) other than pursuant to this Agreement, the Company has not entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.
(k)Exchange Act Registration. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act. No order ceasing or suspending trading in any securities of the Company or prohibiting the issuance and/or sale of the Common Stock is in effect and no proceedings for such purpose are pending or threatened.
(l)No Integrated Offering. The Company does not have any registration statement pending before the SEC or currently under the SEC’s review.
Section 3.Navy’s Representations and Warranties. Navy hereby represents and warrants to, and covenants with, the Company, as follows:

(a)Investment Representations and Covenants. Navy: (i)  is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities including the Series B Preferred Stock and the Notes it is receiving hereunder and the Common Stock to be issued upon conversion thereof (the “Conversion Shares”, and together with the Series B Preferred Stock, the “Transaction Shares”); (ii)  is acquiring the Transaction Shares and the Notes in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Transaction Shares or the Notes or any arrangement or understanding with any other persons regarding the distribution of such Transaction Shares or the Notes within the meaning of Section 2(11) of the Securities Act; (iii) will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Transaction Shares or the Notes except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; and (iv)  is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Navy understands that its acquisition of the Transaction Shares and the Notes has not been registered under the Securities Act or registered or qualified under any state securities laws in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of its investment intent as expressed herein.
(b)Authorization; Validity of Transaction Documents. Navy (i)  has full right, power, authority and capacity to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby and has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party, and (ii) upon the execution and delivery of the Transaction Documents to which it is a party, assuming the valid execution thereof by the Company, the Transaction Documents to which it is a party shall constitute valid and binding obligations of Navy enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)No Conflict. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Navy will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, material contract or agreement, instrument, judgment, decree or order to which Navy is a party or by which it is bound, except as would not reasonably be expected to have a material adverse effect on the ability of Navy to consummate the transactions contemplated hereby.
(d)No Legal, Tax or Investment Advice. Navy understands that nothing in the Transaction Documents, the SEC Documents or any other materials presented to Navy in connection with the exchange for the Transaction Shares or the issuance of the Notes constitutes legal, tax or investment advice. Navy has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its exchange for the Transaction Shares and the issuance of the Notes. Navy acknowledges that it has not relied on any representation or warranty from the Company or any other Person in making its investment or decision to invest in the Company, except as expressly set forth in this Agreement.
(e)Restrictive Legend. Navy understands that, until such time as a registration statement covering the Transaction Shares has been declared effective or the Transaction Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Transaction Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Transaction Shares):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”
Section 4.Covenants.
(a)General.
(i)At and from time to time after the Effective Date, at the reasonable request of any party hereto, the other parties shall execute and deliver such additional certificates, instruments, and other documents and take such other actions as may be reasonably necessary to carry out the purposes and intentions of this Agreement.
(ii)Each party hereto shall promptly inform the other party of any communication from any regulatory body, agency, court, tribunal or governmental or quasi-governmental entity, foreign or domestic (“Governmental Entity”) regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity in respect of the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, if such consultation is permitted, an appropriate response in compliance with such request.
(b)Supersession; Termination of Exchange Agreement. As of the Effective Date, the Exchange Agreement is hereby terminated and superseded in its entirety and shall be of no further force or effect, and all obligations thereunder shall be deemed fully satisfied and discharged, except for any provisions which, pursuant to Section 5 of the Exchange Agreement, shall survive termination.
(c)Loan Covenants. From the date hereof until the Maturity Date (as defined in the Notes), the Company shall, and shall cause each of its Subsidiaries to:

(i)Promptly pay when due, all of their respective obligations and liabilities hereunder and under all Transaction Documents;
(ii)Provide immediate notice to Navy upon the Company or such Subsidiary obtaining knowledge of the existence of any Event of Default or default (as defined in the Notes);
(iii)Promptly provide copies of all notices of the occurrence of a default, an Event of Default or other event described by terms of similar import under any other outstanding debt documents received by the Company or any of its Subsidiaries;
(iv)Promptly provide such other material information and data with respect to the operations, business affairs and financial condition of the Company or any Subsidiary as from time to time may be reasonably requested by Navy;
(v)Promptly and duly take, execute, acknowledge and deliver, at the Company’s expense, all such further acts, documents and assurances as may from time to time be necessary or desirable or as Navy may from time to time reasonably request in order to carry out the intent and purposes of the Transaction Documents and the transactions contemplated thereby;
(vi)Maintain its corporate existence and good standing under the laws of its jurisdiction of formation and qualify to do business in each jurisdiction where failure to do so would reasonably be expected to result in a Material Adverse Effect; and
(vii)Not take any action that would reasonably be expected to impair the validity or enforceability of this Agreement, the Notes, or the Series B Certificate of Designation.
(d)Confidentiality. Navy shall and shall cause its representatives to, keep confidential and not divulge any information provided to Navy pursuant to Section 4(c)(iii) and (iv); provided, that nothing herein shall prevent Navy from disclosing such information (a) upon the request or order of any Governmental Entity having jurisdiction over Navy, (b) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (c) to the extent necessary in connection with the exercise of any remedy under any of the Transaction Documents, or (d) to its representatives that, in Navy’s reasonable judgment need to know such information, provided, further, that in the case of clauses (a), (b) or (c), Navy shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, when and if available. The foregoing restrictions shall not apply to any such information that (i) is or becomes generally available to the public other than as a result of a disclosure by Navy or any of its representatives in violation of this Agreement; (ii) is or becomes available to Navy or any of its representatives on a non-confidential basis prior to its disclosure to Navy or its representatives, (iii) is or has been independently developed or conceived by Navy without use of the Company’s information or (iv) becomes available to Navy or its representatives on a non-confidential basis from a source other than the Company or its representatives, which source is not known by Navy to be bound by a confidentiality agreement with Navy.
(e)Public Announcements. The Company and Navy will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statement (including pursuant to Section

14 of the Exchange Act) in respect of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law.
(f)Reservation of Common Stock; Acknowledgment of Conversion Terms. Following the Effective Date, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the full conversion of the Series B Preferred Stock issued pursuant to this Agreement in accordance with the terms of the Series B Certificate of Designation, free of preemptive rights or other similar rights. The Company acknowledges that the conversion, mandatory conversion, anti-dilution adjustments, and related mechanics applicable to the Series B Preferred Stock are governed exclusively by the Series B Certificate of Designation.
Section 5.Survival. The representations and warranties contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until the eighteen (18) month anniversary of the Effective Date; provided that the representations and warranties in  Sections 2(a), (b), (c), and (d) shall survive indefinitely or for the maximum period permitted by applicable law. The covenants and agreements contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Effective Date indefinitely or for the shorter period explicitly specified herein or therein. Notwithstanding the foregoing, any claim for indemnification based upon a breach of any representation, warranty, covenant, or agreement shall survive if written notice of such breach is given prior to the expiration of the applicable survival period.
Section 6.Broker’s Fee. Each of the parties hereto hereby represents to the other that, on the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection with the transactions contemplated hereby.
Section 7.Assignment. All the covenants, stipulations, promises and agreements in this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and Navy. Navy may assign any of its respective rights under this Agreement to any Person, subject to compliance with all applicable laws. Company may not assign any of its rights under this Agreement without the prior written consent of Navy, any such purported assignment without such consent being null and void. No Person other than parties to the Transaction Documents and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.
Section 8.Expenses. Within three € Business Days after the Effective Date, the Company shall reimburse Navy for legal fees and expenses actually incurred on or prior to the date hereof in connection with the transactions contemplated hereby in an amount not to exceed $25,000.
Section 9.Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, facsimile (with receipt confirmed by telephone) or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:
(a)if to the Company, to:
MariMed Inc.
10 Oceana Way
Norwood, MA 02062
Attention: Jon Levine
Telephone: (781) 559-8713
Email: jlevine@marimedadvisors.com
with copies to:
Kurzman Eisenberg Corbin & Lever, LLP
One North Broadway, 12th Floor
White Plains, NY 10601
Attention: Kenneth S. Rose
Telephone: (914) 993-6051
Email: krose@kelaw.com
or to such other person at such other place as the Company shall designate in writing; and
(b)if to Navy, to:
c/o Navy Capital, LLC
747 Third Avenue
35th Floor
New York, New York 10017
Attn: Chetan Gulati.
E-mail: chetan@chetangulati.com
with a copy to:
Feuerstein Kulick LLP
420 Lexington Avenue, Suite 2024
New York, New York 10170
Attn: Samantha Gleit
E-mail: samantha@dfmklaw.com
or at such other address as may have been furnished to the Company in writing.
Section 10.Incorporation by Reference. The following sections of the Notes are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms: Section 6 (Indemnification), 14 (Governing Law), 15 (Waiver of Jury Trial; Consent to Jurisdiction), 16 (Headings), 17 (Severability), 18 (Counterparts), and 19 (Entire Agreement) are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 11.Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by each of the parties hereto.
Section 12.Interpretation.
(a)Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party. In this Agreement and in the Exhibits hereto, except to the extent that the context otherwise requires:
(b)the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;
(c)defined terms include the plural as well as the singular and vice versa;
(d)words importing gender include all genders;
(e)a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;
(f)any reference to a “day” or a “business day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;
(g)references to Articles, Sections, subsections, clauses, Annexes and Exhibits are references to Articles, Sections, subsections and clauses of, and Annexes and Exhibits to, this Agreement;
(h)the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and
(i)unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date and year first above written by the undersigned, or a duly authorized officer or representative thereof, as the case may be.

MARIMED INC.

By:    _/s/ Jon Levine_______________________
Name: Jon Levine
Title: Chief Financial Officer

NAVY CAPITAL GREEN FUND, LP,
NAVY CAPITAL GREEN CO-INVEST FUND, LLC, and
NAVY CAPITAL GREEN HOLDINGS II, LLC

By:    Navy Capital Green Management, LLC,
as discretionary fund manager

By:    _/s/ Chetan Gulati ________________
Name: Chetan Gulati
Title:Managing Member

Signature Page to Restructuring and Exchange Agreement

SCHEDULE 1
NOTES AND SERIES B PREFERRED STOCK

Navy Holder	Note 1 Principal Amount	Note 2 Principal Amount	Series B Preferred Stock
Navy Capital Green Fund, LP	$432,206	$1,296,619	5,813,177
Navy Capital Green Co-Invest Fund, LLC	$1,456,713	$4,370,139	19,592,788
Navy Capital Green Holdings II, LLC	$111,081	$333,242	1,494,035
Total	$2,000,000	$6,000,000	26,900,000

SCHEDULE 2(a)
SUBSIDIARIES

Name	Jurisdiction of Incorporation	Percentage Owned by MariMed
MariMed Advisors Inc.	Massachusetts	100.0%
ARL Healthcare Inc.	Massachusetts	100.0%
Hartwell Realty Holdings LLC	Massachusetts	100.0%
Mari Holdings IL LLC	Massachusetts	100.0%
Mari Holdings MD LLC	Massachusetts	100.0%
Mari Holdings Metropolis LLC	Massachusetts	70.0%
Mari Holdings Mt. Vernon LLC	Massachusetts	100.0%
Mia Development LLC	Massachusetts	94.3%
MMA Hemp LLC	Massachusetts	100.0%
First State Compassion Center	Delaware	100.0%
Allgreens Dispensary LLC	Illinois	100.0%
Green Growth Group Inc.	Illinois	100.0%
KPG of Anna LLC	Illinois	100.0%
KPG of Harrisburg LLC	Illinois	100.0%
Kind Therapeutics USA LLC	Maryland	100.0%
MMMO LLC	Missouri	100.0%
MariMed OH LLC	Ohio	100.0%

SCHEDULE 2(b)
CAPITALIZATION

The total authorized capital stock of the MariMed Inc. as of the date hereof is 750,000,000 shares comprised of:

1)700,000,000 shares of common stock, par value $0.001 per share, of which 397,425,998 are currently issued and outstanding; and

50,000,000 shares of preferred stock, par value $0.001 per share, of which 4,908,333 shares have been designated as Series B Convertible Preferred Stock and 4,908,333 shares Series B Convertible Preferred Stock are issued and outstanding.

SCHEDULE 2(j)
ABSENCE OF CERTAIN DEVELOPMENTS

None.